EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana M. Kelley — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2011
SECOND QUARTER RESULTS
LAS VEGAS, NEVADA, May 12, 2011 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2011 second quarter ended March 31, 2011.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL SUMMARY
Quarter Ended March 31, 2011 Compared to Quarter Ended March 31, 2010
•	Revenues decreased $17.5 million to $41.9 million from $59.4 million.
•	Operating loss was $0.1 million compared to operating income of $5.4 million.
•	Adjusted EBITDA was $4.2 million compared to $9.4 million.
•	Net loss was $1.2 million compared to net income of $1.1 million.
•	Diluted loss per share was $0.16 compared to diluted earnings per share of $0.15.
Six Months Ended March 31, 2011 Compared to Six Months Ended March 31, 2010
•	Revenues decreased $16.5 million to $77.0 million from $93.5 million.
•	Operating loss was $3.5 million compared to operating income of $5.6 million.
•	Adjusted EBITDA was $4.5 million compared to $14.0 million.
•	Net loss was $4.8 million compared to $0.3 million.
•	Diluted loss per share was $0.64 compared to $0.04.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues — For the second quarter of the year ending September 30, 2011 (“Fiscal 2011”), revenues decreased 30% to $41.9 million as compared to the second quarter of the year ended September 30, 2010 (“Fiscal 2010”), reflecting decreases of 52% and 23% in Fine Chemicals segment and Specialty Chemicals segment revenues, respectively, offset by an increase of 41% in Aerospace Equipment segment revenues. For the six months ended March 31, 2011, revenues decreased 18% to $77.0 million as compared to the six months ended March 31, 2010, reflecting decreases of 31%, 26% and 72% in Fine Chemicals segment, Specialty Chemicals segment and Other Businesses segment revenues, respectively, offset by an increase of 40% in Aerospace Equipment segment revenues.
See further discussion under Segment Highlights.
Cost of Revenues and Gross Margins — Fiscal 2011 second quarter cost of revenues was $31.7 million compared to $42.5 million for the prior fiscal year second quarter. The consolidated gross margin percentage was 24% and 28% for our Fiscal 2011 and Fiscal 2010 second quarters, respectively. For the Fiscal 2011 six-month period, cost of revenues was $60.3 million compared to $64.1 million for the prior fiscal year six-month period. The consolidated gross margin percentage was 22% and 31% for our Fiscal 2011 and Fiscal 2010 six-month periods, respectively.
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3883 HOWARD HUGHES PARKWAY • SUITE 700 • LAS VEGAS, NV 89169
PHONE (702) 735-2200 • FAX (702) 735-4876
Page 1 of Exhibit 99.1

One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Fine Chemicals	39%	57%	39%	46%
Specialty Chemicals	26%	24%	26%	29%
Aerospace Equipment	34%	17%	34%	20%
Other Businesses	1%	2%	1%	5%

Total Revenues	100%	100%	100%	100%

In addition, consolidated gross margins for our Fiscal 2011 periods reflect:
•	Reductions in Fine Chemicals segment revenue and gross margin as a percentage of revenues.
•	Lower Grade I ammonium perchlorate (“AP”) volumes for the Specialty Chemicals segment.
•	Improved Aerospace Equipment segment performance.
See further discussion of these factors under the heading Segment Highlights.
Operating Expenses — For our Fiscal 2011 six-month period, operating expenses decreased $0.5 million to $23.2 million from $23.7 million for the prior fiscal year six-month period. The variances in operating expenses are primarily associated with corporate expenses. Efforts to improve corporate cost efficiency have resulted in cost reductions, primarily in the areas of professional services and travel, of $1.0 million for the Fiscal 2011 six-month period. These savings were partially offset by increases in incentive compensation of $0.2 million and increases in board of director expenses of $0.3 million.
For our Fiscal 2011 second quarter, operating expenses increased $0.4 million to $11.8 million from $11.4 million for the prior fiscal year second quarter. While corporate expenses have decreased on a year-to-date basis, corporate expenses increased for the Fiscal 2011 second quarter due to a change in timing of costs and services between the first and second quarters. Segment operating expenses were consistent between the Fiscal 2011 and Fiscal 2010 periods.
Other Operating Gains — In our Fiscal 2011 second quarter and six-month period, our Fine Chemicals segment reported other operating gains that resulted from the resolution of gain contingencies. See further discussion under the heading Segment Highlights.
SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).
Quarter Ended March 31, 2011 Compared to Quarter Ended March 31, 2010
•	Revenues were $16.1 million compared to revenues of $33.7 million.
•	Operating loss was $0.8 million compared to operating income of $2.5 million.
•	Segment EBITDA was $2.2 million compared to Segment EBITDA of $5.7 million.
Six Months Ended March 31, 2011 Compared to Six Months Ended March 31, 2010
•	Revenues were $30.0 million compared to revenues of $43.2 million.
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Page 2 of Exhibit 99.1

•	Operating loss was $4.5 million compared to operating income of $1.8 million.

•	Segment EBITDA was $1.8 million compared to Segment EBITDA of $8.3 million.
Fine Chemicals segment revenues decreased in the Fiscal 2011 second quarter and six-month period primarily due to 90% and 92% declines, respectively, in revenues from anti-viral products. Anti-viral product production resumed in the Fiscal 2011 second quarter pursuant to a three-year supply agreement and is expected to result in significantly higher anti-viral product revenues in the second half of Fiscal 2011 as compared to the first half of Fiscal 2011. The anti-viral product declines were partially offset by increases in oncology product revenues in both the Fiscal 2011 second quarter and six-month period. The increases in oncology product revenues reflect the timing of product deliveries. The oncology production lines were at similar levels of utilization for each comparative period.
The Fine Chemicals segment reported an operating loss of $0.8 million for the Fiscal 2011 second quarter and $4.5 million for the Fiscal 2011 six-month period due to significant declines in gross margin. Production volumes increased during the Fiscal 2011 second quarter. However, gross margin for final product that was sold in the Fiscal 2011 second quarter and six-month period continued to be negatively impacted by the use of intermediate materials that were produced in the Fiscal 2011 first quarter. The Fiscal 2011 first quarter included low production volumes with correspondingly high manufacturing overhead rates. Gross margins for the Fiscal 2011 second quarter were also affected by the implementation of process improvements, in particular related to a significant anti-viral product, most of which were completed late in the Fiscal 2011 second quarter. The favorable impact of these process improvements is not expected to be fully realized until the Fiscal 2011 fourth quarter. General and administrative expenses were consistent between the Fiscal 2011 and Fiscal 2010 periods.
The Fine Chemicals segment operating losses for the Fiscal 2011 second quarter and six-month period also includes other operating gains of $1.6 million and $2.9 million, respectively, that resulted from the resolution of gain contingencies. The total reported gain of $2.9 million is comprised of the following two matters.
We made a series of filings with the County of Sacramento, California, to appeal the assessed values in prior years of our real and personal property located at our Fine Chemicals segment’s Rancho Cordova, California facility. During the six-month period ended March 31, 2011, we received $2.7 million for cash property tax refunds resulting from our appeals and the related favorable reassessment of historical property values.
Our Fine Chemicals segment is undertaking several mandatory capital projects. Certain of the capital activities are complete and others are anticipated to be completed during the calendar year 2011. In connection with these projects, our Fine Chemicals segment held, and continues to hold, negotiations with the former owner of the facilities. During the six-month period ended March 31, 2011, we received from the former owner cash consideration in the amount of $0.2 million for a limited release of liability of the former owner with respect to one of the completed projects.
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 82% and 89% of Specialty Chemicals segment revenues in the Fiscal 2011 and Fiscal 2010 six-month periods, respectively.
Quarter Ended March 31, 2011 Compared to Quarter Ended March 31, 2010
•	Revenues decreased to $10.8 million from $14.1 million.
•	Operating income was $3.5 million, or 33% of segment revenues, compared to $6.5 million, or 46% of segment revenues.
•	Segment EBITDA was $3.8 million, or 35% of segment revenues, compared to $6.9 million, or 49% of segment revenues.
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Six Months Ended March 31, 2011 Compared to Six Months Ended March 31, 2010
•	Revenues decreased to $19.9 million from $26.9 million.
•	Operating income was $7.1 million, or 36% of segment revenues, compared to $12.3 million, or 46% of segment revenues.
•	Segment EBITDA was $7.4 million, or 37% of segment revenues, compared to $12.9 million, or 48% of segment revenues.
The variance in Specialty Chemicals segment revenues reflects the following factors:
•	A 31% decrease in perchlorate volume and a 1% increase in the related average price per pound for the Fiscal 2011 second quarter compared to the prior fiscal year second quarter.
•	A 31% decrease in perchlorate volume and a 1% decrease in the related average price per pound for the Fiscal 2011 six-month period compared to the prior fiscal year six-month period.
•	Sodium azide revenues increased by $0.6 million for the Fiscal 2011 second quarter and $0.2 million for the Fiscal 2011 six-month period.
•	Halotron revenues increased $0.1 million for the Fiscal 2011 second quarter and $0.2 million for the Fiscal 2011 six-month period.
The decrease in total perchlorate volume for the Fiscal 2011 periods is primarily due to limited demand for Grade I AP for usage on space programs. Tactical and strategic missile program demand continues to be stable and accounts for the largest component of Grade I AP volume in the Fiscal 2011 periods. The Ares program was the largest component of volume in the Fiscal 2010 periods. The decline in Grade I AP demand is offset by increases in volume for our other perchlorate products, which was approximately 28% higher in the Fiscal 2011 six-month period than the comparable Fiscal 2010 period.
Average price per pound of perchlorates was consistent between the Fiscal 2011 and Fiscal 2010 periods, and reflects two offsetting factors:
•	The average price per pound of Grade I AP increased approximately proportionate and inverse to the decrease in Grade I AP volume consistent with the contractual Grade I AP price-volume matrix, under which price and volume move inversely, and comparable catalog pricing.
•	This was offset by our other lower-priced perchlorate products, such as sodium perchlorate and potassium perchlorate, which accounted for a greater percentage of all perchlorate product volume in the Fiscal 2011 periods.
Specialty Chemicals segment gross margin as a percentage of segment revenues for the Fiscal 2011 second quarter and six-month period declined eleven points and six points, respectively, each compared to the Fiscal 2010 periods. The primary reason for the declines in gross margin is the reduction in AP volume in the Fiscal 2011 periods and the corresponding effects of the volume decline on profits. These effects include increases in manufacturing cost per pound from reduced absorption of fixed manufacturing overhead. Operating expenses for this segment were consistent between the Fiscal 2011 and Fiscal 2010 periods.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. and its wholly-owned subsidiaries.
Quarter Ended March 31, 2011 Compared to Quarter Ended March 31, 2010
•	Revenues increased 41% to $14.4 million compared to revenues of $10.2 million.
•	Operating income was $1.4 million compared to breakeven.
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•	Segment EBITDA was $1.7 million compared to $0.4 million.
Six Months Ended March 31, 2011 Compared to Six Months Ended March 31, 2010
•	Revenues increased 40% to $25.8 million compared to revenues of $18.5 million.
•	Operating income was $2.1 million compared to an operating loss of $0.3 million.
•	Segment EBITDA was $2.6 million compared to $0.5 million.
Revenue growth of 41% and 40% for the Aerospace Equipment segment during the Fiscal 2011 second quarter and six-month period, respectively, as compared to the prior fiscal year periods, was generated primarily by increases in revenues from space propulsion systems contracts from the segment’s U.S. operations which continue to be successful in penetrating this market. Increases in revenues from in-space propulsion engines also contributed to the revenue growth in the Fiscal 2011 periods.
The Aerospace Equipment segment operating performance improved significantly in the Fiscal 2011 periods as compared to the prior fiscal periods due to increases in gross profit. Gross margin percentage for the Fiscal 2011 second quarter and six-month periods improved five points and four points, respectively, each compared to the Fiscal 2010 periods. The improvement in gross margin is primarily due to process improvement actions implemented for space propulsion systems contracts. As a result of these actions, cost increases experienced and investments required to keep programs on track in the Fiscal 2010 periods did not recur in the Fiscal 2011 periods. Operating expenses were consistent between the Fiscal 2011 and Fiscal 2010 periods.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity — As of March 31, 2011, we had cash balances of $31.7 million and no borrowings against our asset based lending credit facility.
Operating Cash Flows — Operating activities provided cash of $16.3 million for the Fiscal 2011 six-month period compared to $14.6 million for the prior fiscal year six-month period, an increase of $1.7 million.
Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $9.5 million.
•	An increase in cash provided by working capital accounts of $13.0 million, excluding the effects of interest and income taxes.
•	An increase in cash income taxes refunded of $1.5 million.
•	A decrease in cash interest payments of $0.3 million.
•	An increase in cash used for environmental remediation of $0.4 million.
•	An increase in cash used to fund pension obligations of $3.1 million.
•	Other decreases in cash provided by operating activities of $0.1 million.
Cash provided by working capital during the Fiscal 2011 six-month period increased primarily due to additional customer deposits that resulted from favorable contract terms, as well as collections of accounts receivable balances. These increases were offset partially by funding requirements for growth in inventory levels.
We consider the working capital changes to be routine and within the normal production cycle of our products. The production of most fine chemical products requires a length of time that exceeds one quarter. In addition, the timing of Aerospace Equipment segment revenues recognized under the percentage-of-completion method differs from the timing of the related billings to customers. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues and customer deposits can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
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The increase in cash income taxes refunded is a result of federal income tax carryback claims that were filed and collected in the Fiscal 2011 first quarter.
Cash used to fund pension obligations increased because the return on pension plan assets alone was not sufficient to maintain the minimum funding requirements.
Investing Cash Flows — Capital expenditures of $7.7 million for the Fiscal 2011 six-month period reflect an increase of $4.1 million from capital expenditures of $3.6 million in the Fiscal 2010 six-month period. The increase in capital expenditures relates to our Fine Chemicals segment, and in particular, to additional equipment to support a new three-year core product agreement for the supply of anti-viral products and facilities improvements to enhance quality compliance.
Financing Cash Flows — Cash used for financing activities for the Fiscal 2011 six-month period relates primarily to costs associated with establishing our asset based lending facility in January 2011.
OUTLOOK
We are reaffirming our guidance for Fiscal 2011. We expect consolidated revenues of at least $195.0 million and Adjusted EBITDA of at least $29.0 million. The anticipated timing of our customers’ product requirements should result in approximately 40% of our expected annual revenues for Fiscal 2011 occurring in the Fiscal 2011 fourth quarter. Consequently, we anticipate reporting a net loss through June 30, 2011. We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2011 to be approximately $16.0 million.
Our Fiscal 2011 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $16.0 million, interest expense of $10.0 million, share-based compensation expense and other items of $1.0 million and income taxes of $1.0 million to estimated net income of $1.0 million.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our Fiscal 2011 second quarter financial results. The investor teleconference will be held Thursday, May 12, 2011 at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 866-270-6057 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference passcode #50924981. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. Links to the webcast and the earnings release are available in the Investors section of our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect comparisons of our consolidated gross margins in the future, the statement regarding anticipated anti-viral product revenue increases in our Fine Chemicals segment during the second half of Fiscal 2011, the statement regarding the impact of process improvements through the Fiscal 2011 fourth quarter, the statement regarding our anticipated capital activities for Fiscal 2011, statements regarding our working capital changes and future variations, and statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “can” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by
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forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the actual placement, timing and delivery of orders for new and/or existing products as well as the following:
•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.
•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.
•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.
•	A significant portion of our business depends on contracts with the government or its prime contractors or subcontractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.
•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.
•	Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.
•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.
•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.
•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.
•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.
•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.
•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.
•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.
•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.
•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.
•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.
•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.
•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.
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•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.
•	We may continue to expand our operations through acquisitions, but the acquisitions could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.
•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.
•	We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.
•	Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements and related costs and impact our future earnings.
•	Our suspended shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.
•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.
•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.
Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2010, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof, and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and six months ended March 31, 2011 and cash flows for the six months ended March 31, 2011 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Revenues	$41,854	$59,395	$77,038	$93,459
Cost of Revenues	31,687	42,516	60,255	64,134

Gross Profit	10,167	16,879	16,783	29,325
Operating Expenses	11,820	11,444	23,243	23,751
Other Operating Gains	1,592	—	2,929	—

Operating Income (Loss)	(61)	5,435	(3,531)	5,574
Interest Income and Other (Expense), Net	505	(260)	372	(268)
Interest Expense	2,571	2,740	5,285	5,431

Income (Loss) before Income Tax	(2,127)	2,435	(8,444)	(125)
Income Tax Expense (Benefit)	(914)	1,319	(3,612)	199

Net Income (Loss)	$(1,213)	$1,116	$(4,832)	$(324)

Income (Loss) per Share:
Basic	$(0.16)	$0.15	$(0.64)	$(0.04)
Diluted	$(0.16)	$0.15	$(0.64)	$(0.04)

Weighted Average Shares Outstanding:
Basic	7,512,000	7,490,000	7,508,000	7,489,000
Diluted	7,512,000	7,539,000	7,508,000	7,489,000
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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	March 31,	September 30,
	2011	2010

ASSETS
Current Assets:
Cash and Cash Equivalents	$31,697	$23,985
Accounts Receivable, Net	35,034	51,900
Inventories	45,127	36,126
Prepaid Expenses and Other Assets	4,776	1,542
Income Taxes Receivable	4,367	2,802
Deferred Income Taxes	10,672	10,672

Total Current Assets	131,673	127,027
Property, Plant and Equipment, Net	115,684	113,873
Intangible Assets, Net	864	1,420
Goodwill	3,038	2,933
Deferred Income Taxes	20,251	20,254
Other Assets	10,233	10,236

TOTAL ASSETS	$281,743	$275,743

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$12,784	$9,197
Accrued Liabilities	4,587	8,062
Accrued Interest	1,575	1,575
Employee Related Liabilities	7,797	6,472
Income Taxes Payable	267	193
Deferred Revenues and Customer Deposits	30,711	18,769
Current Portion of Environmental Remediation Reserves	9,014	8,694
Current Portion of Long-Term Debt	73	70

Total Current Liabilities	66,808	53,032
Long-Term Debt	105,067	105,102
Environmental Remediation Reserves	13,437	15,176
Pension Obligations	35,641	37,161
Other Long-Term Liabilities	1,645	1,615

Total Liabilities	222,598	212,086

Commitments and Contingencies
Shareholders’ Equity:
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 7,543,091 issued and outstanding	754	754
Capital in Excess of Par Value	73,267	73,091
Retained Earnings	1,888	6,720
Accumulated Other Comprehensive Loss	(16,764)	(16,908)

Total Shareholders’ Equity	59,145	63,657

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$281,743	$275,743

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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited, Dollars in Thousands)

	Six Months Ended
	March 31,
	2011	2010

Cash Flows from Operating Activities:
Net Loss	$(4,832)	$(324)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and amortization	7,411	8,176
Non-cash interest expense	454	315
Share-based compensation	198	489
Deferred income taxes	(19)	(81)
Loss on sale of assets	2	5
Changes in operating assets and liabilities:
Accounts receivable, net	16,959	2,375
Inventories	(8,715)	(136)
Prepaid expenses and other current assets	(2,357)	(591)
Accounts payable	2,448	1,395
Income taxes	(1,493)	900
Accrued liabilities	(3,483)	1,039
Employee related liabilities	1,317	(1,457)
Deferred revenues and customer deposits	11,924	2,418
Environmental remediation reserves	(1,419)	(979)
Pension obligations, net	(1,520)	1,546
Other	(588)	(496)

Net Cash Provided by Operating Activities	16,287	14,594

Cash Flows from Investing Activities:
Capital expenditures	(7,729)	(3,588)

Net Cash Used by Investing Activities	(7,729)	(3,588)

Cash Flows from Financing Activities:
Payments of long-term debt	(35)	(89)
Debt issuance costs	(869)	—

Net Cash Used by Financing Activities	(904)	(89)

Effect of Changes in Currency Exchange Rates on Cash	58	(84)

Net Change in Cash and Cash Equivalents	7,712	10,833
Cash and Cash Equivalents, Beginning of Period	23,985	21,681

Cash and Cash Equivalents, End of Period	$31,697	$32,514

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AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Operating Segment Data:

Revenues:
Fine Chemicals	$16,065	$33,673	$29,954	$43,177
Specialty Chemicals	10,828	14,086	19,869	26,889
Aerospace Equipment	14,372	10,168	25,824	18,493
Other Businesses	589	1,468	1,391	4,900

Total Revenues	$41,854	$59,395	$77,038	$93,459

Segment Operating Income (Loss):
Fine Chemicals	$(838)	$2,500	$(4,471)	$1,760
Specialty Chemicals	3,542	6,513	7,099	12,344
Aerospace Equipment	1,407	25	2,085	(337)
Other Businesses	(181)	69	(502)	52

Total Segment Operating Income	3,930	9,107	4,211	13,819
Corporate Expenses	(3,991)	(3,672)	(7,742)	(8,245)

Operating Income (Loss)	$(61)	$5,435	$(3,531)	$5,574

Depreciation and Amortization:
Fine Chemicals	$3,040	3,194	$6,277	6,522
Specialty Chemicals	231	406	349	577
Aerospace Equipment	284	392	545	815
Other Businesses	5	4	9	8
Corporate	112	127	231	254

Total Depreciation and Amortization	$3,672	$4,123	$7,411	$8,176

Segment EBITDA (a):
Fine Chemicals	$2,202	$5,694	$1,806	$8,282
Specialty Chemicals	3,773	6,919	7,448	12,921
Aerospace Equipment	1,691	417	2,630	478
Other Businesses	(176)	73	(493)	60

Total Segment EBITDA	7,490	13,103	11,391	21,741
Less: Corporate Expenses, Excluding Depreciation	(3,879)	(3,545)	(7,511)	(7,991)
Plus: Share-based Compensation	98	143	198	489
Plus: Interest Income and Other (Expense), Net	505	(260)	372	(268)

Adjusted EBITDA (b)	$4,214	$9,441	$4,450	$13,971

Reconciliation of Net Income (Loss) to Adjusted EBITDA (b):

Net Income (Loss)	$(1,213)	$1,116	$(4,832)	$(324)
Add Back:
Income Tax Expense (Benefit)	(914)	1,319	(3,612)	199
Interest Expense	2,571	2,740	5,285	5,431
Depreciation and Amortization	3,672	4,123	7,411	8,176
Share-based Compensation	98	143	198	489

Adjusted EBITDA	$4,214	$9,441	$4,450	$13,971

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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Page 12 of Exhibit 99.1